Circuit City Stores, Inc. Reports Second Quarter Results

               - Company Returns to Second Quarter Profitability,
                    Posts 5.3% Comparable Store Sales Gain -

Richmond, Va., September 20, 2005 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the second quarter ended August 31, 2005.


Statement of Operations Highlights

                                       Three Months Ended August 31                Six Months Ended August 31
                                         2005                2004                      2005                2004
(Dollar amounts in millions                  % of                  % of                     % of                 % of
except per share data)                $      Sales        $        Sales            $       Sales        $        Sales
-----------------------------------------------------------------------------    ------------------------------------------
Net sales and operating revenues... $2,561.7  100.0%   $2,376.5    100.0%        $4,790.2    100.0%    $4,470.8   100.0%
Gross profit....................... $  612.0   23.9%   $  591.2     24.9%        $1,169.9     24.4%    $1,085.9    24.3%
Selling, general and administrative
    expenses....................... $  603.1   23.5%   $  599.8     25.2%        $1,178.4     24.6%    $1,102.1    24.7%
Earnings (loss) from continuing
    operations before income taxes. $    2.0    0.1%   $  (17.9)    (0.8)%       $  (19.1)    (0.4)%   $  (26.1)   (0.6)%
Net earnings (loss) from continuing
    operations..................    $    1.3    0.1%   $  (11.4)    (0.5)%       $  (11.8)    (0.2)%   $ (16.7)    (0.4)%
Net earnings (loss).............    $    1.3    0.1%   $  (11.9)    (0.5)%       $  (11.8)    (0.2)%   $ (17.9)    (0.4)%
Net earnings (loss) per share from
    continuing operations.......    $   0.01      -    $  (0.06)       -         $  (0.06)       -     $ (0.08)       -

Balance Sheet Highlights

                                                                         August 31
(Dollar amounts in millions)                                        2005           2004          % Change
------------------------------------------------------------------------------------------       ------------
Cash, cash equivalents and short-term investments............... $  677.8       $   953.8           (28.9)%
Merchandise inventory........................................... $1,669.2       $ 1,637.0             2.0%
Accounts payable................................................ $1,137.7       $ 1,043.5             9.0%
Long-term debt.................................................. $   15.4       $    25.4           (39.5)%
Stockholders' equity............................................ $1,913.9       $ 2,099.7            (8.9)%

Second Quarter Summary
"During the second quarter, we moved forward on a number of fronts. We're pleased with returning to second quarter profitability for the first time in five years and with posting a consolidated comparable store sales gain of 5.3 percent," said W. Alan McCollough, chairman and chief executive officer of Circuit City Stores, Inc.

"We performed well in many of the categories that are most important to us. We saw continued strong sales performance from our television category, which, as the center of home entertainment, is our most important business. Our overall television sales grew by double digits as digital television gains more than offset declines in analog televisions, and we continued to drive market share increases in both plasma and LCD televisions. We also saw strong sales performance in portable digital audio players and are pleased with the initial consumer response to our national rollout of PC services.

"Our Circuit City Direct business continues to experience strong sales gains. We know that consumers are engaging our brand across multiple channels, and we intend to stay ahead of the changing shopping behaviors of our customers by enhancing our multi-channel capabilities.

"We would like to recognize the tremendous accomplishment by our Associates in Canada in rebranding virtually all Canadian stores to THE SOURCE BY CIRCUIT
CITYSM and congratulate them on delivering strong comparable store sales gains that improved each month of the quarter. Costs associated with the brand transition amounted to three cents per share during the second quarter and primarily represented advertising costs from the rebranding campaign that accelerated in August.

"We are encouraged by the energy and engagement our Associates have demonstrated in taking care of our customers. We saw improvements in close rates and average ticket during the quarter that we believe were largely due to their efforts. In short, we continue to make progress along the path we set forward in May to upgrade, evolve and innovate our business," concluded McCollough.
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

Sales

                                                   Three Months Ended
                                                        August 31              Year-Over-        Comparable Store
(Dollar amounts in millions)                     2005            2004          Year Change       Sales Change(a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................   $2,418.7         $2,258.7          7.1%                 5.1%
International segment sales ................      143.0            117.8         21.5%                 8.2%
                                               -------------------------
Net sales and operating revenues............   $2,561.7         $2,376.5          7.8%                 5.3%
                                               =========================

                                                    Six Months Ended
                                                        August 31              Year-Over-        Comparable Store
(Dollar amounts in millions)                     2005            2004          Year Change       Sales Change (a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................   $4,533.9         $4,331.4          4.7%                 2.7%
International segment sales (b) ............      256.3            139.5         83.7%                 8.2%
                                               -------------------------
Net sales and operating revenues............   $4,790.2         $4,470.8          7.1%                 2.8%
                                               =========================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include
Web-originated sales and sales from relocated stores. Beginning June 1, 2005, international segment sales are included in the company's comparable store sales and are calculated in local currency. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.
(b)  International  segment sales are included  from May 12, 2004,  when Circuit
City acquired a controlling interest in InterTAN, Inc.

For the second quarter ended August 31, 2005, total sales increased 7.8 percent to $2.56 billion from $2.38 billion in the same period last year, with consolidated comparable store sales increasing 5.3 percent from the prior year.

Domestic Segment Sales
For the second  quarter,  total sales for the  domestic  segment  increased  7.1 percent to $2.42 billion from $2.26  billion in the same period last year,  with comparable store sales increasing 5.1 percent from the prior year.

A decrease in wireless sales, principally driven by a business model change in the third quarter of fiscal year 2005, reduced the domestic segment's overall second quarter comparable store sales calculation by approximately 89 basis points. A decrease in digital video service sales, principally driven by a business model change in July 2004, reduced the domestic segment's overall second quarter comparable store sales calculation by approximately 38 basis points.

During the second quarter, the domestic segment relocated two stores and opened five new stores. In addition, the company closed one store in the Richmond, Va.
market.

The percent of sales represented by each major product category for the periods ended August 31, 2005, and August 31, 2004, is shown below.
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

Percent of Domestic Segment Sales by Category(a)
---------------------------------------------

                                                             Three Months Ended             Six Months Ended
                                                                  August 31                     August 31
                                                            2005            2004           2005           2004
-------------------------------------------------------------------------------------   ---------------------------
Video................................................         41%              41%          42%            41%
Information technology...............................         34               36           31             35
Audio................................................         15               12           16             13
Entertainment........................................         10               11           11             11
                                                          ---------------------------   ---------------------------
Total................................................        100%             100%         100%           100%
                                                          ===========================   ===========================
(a) Excludes sales of extended warranty revenues and installation revenue.

In the video category, Circuit City produced a double-digit comparable store sales increase in the second quarter. Television comparable store sales increased by double digits, led by triple-digit comparable store sales growth in flat panel displays. Growth in television sales and double-digit comparable store sales growth in digital imaging were partially offset by double-digit comparable store sales declines in camcorders, DVD players and digital video services.

In the information technology category, Circuit City produced a single-digit comparable store sales decline in the second quarter. The decline was driven by a single-digit comparable store sales decline in personal computer hardware, including double-digit comparable store sales declines in desktop computers, monitors and printers partially offset by a single-digit comparable store sales increase in notebook computers. Comparable store sales for wireless also declined double digits. Sales from our PC Services offering, which rolled out nationwide during the quarter, helped to offset the IT category's comparable store sales decline.

In the audio category, Circuit City produced a double-digit comparable store sales increase in the second quarter. Triple-digit comparable store sales growth in portable digital audio products and single-digit comparable store sales growth in mobile audio products were partially offset by a double-digit comparable store sales decline in home audio products.

In the entertainment  category,  Circuit City produced a single-digit comparable store sales decrease in the second quarter, reflecting a double-digit comparable store sales decrease in music software and  single-digit  comparable store sales
decreases  in  video  software  and  game  products,   partially   offset  by  a
double-digit  comparable  store sales increase in PC software that was driven in part by our PC Services offering.

Domestic segment extended warranty revenues were as follows for the periods ended August 31, 2005, and 2004:
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

Domestic Segment Extended Warranty Revenue

                                                            Three Months Ended             Six Months Ended
                                                                 August 31                     August 31
(Dollar amounts in millions)                               2005           2004            2005           2004
-----------------------------------------------------------------------------------   -----------------------------
Extended warranty revenue............................     $97.4           $91.7         $182.4            $169.0
Percent of domestic sales............................       4.0%            4.1%           4.0%              3.9%

International Segment Sales
Circuit City's total sales for the second quarter include international segment sales of $143.0 million, compared to $117.8 million in the same period last year, an increase of 21.5 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately 10 percentage points of the international segment's second quarter total sales increase. Comparable store sales increased 8.2 percent for the quarter in local currency.

Gross Profit
The gross profit  margin was 23.9 percent in the second  quarter,  compared with
24.9 percent in the same period last fiscal year. The domestic segment gross profit margin decreased 97 basis points. The change in the domestic gross profit margin primarily reflects declines in margin rates of PC hardware, projection television and DVD software. Also contributing to the decline in gross profit margin is the more aggressive implementation of competitive financing offers compared to last year.

Selling, General and Administrative Expenses
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

Consolidated

                                     Three Months Ended August 31                   Six Months Ended August 31
                                        2005              2004                      2005                 2004
                                             % of             % of                         % of                 % of
(Dollar amounts in millions)           $     Sales     $      Sales               $       Sales       $         Sales
-------------------------------------------------------------------------      ---------------------------------------
Store expenses.................     $526.4   20.5%  $526.3    22.1%            $1,028.4    21.5%   $  983.9     22.0%
General and administrative
     expenses..................       79.1    3.1     56.6     2.4                156.5     3.3       100.5      2.3
Remodel expenses...............          -      -        -       -                    -       -         0.1        -
Relocation expenses............        0.3      -     16.5     0.7                  2.3       -        18.4      0.4
Pre-opening expenses...........        2.1    0.1      3.6     0.1                  2.3       -         4.5      0.1
Interest income................       (4.8)  (0.2)    (3.2)   (0.1)               (11.1)   (0.2)       (5.3)    (0.1)
                                 ------------------------------------          --------------------------------------
Total..........................     $603.1   23.5%  $599.8    25.2%            $1,178.4    24.6%   $1,102.1     24.7%
                                 ====================================          =======================================


Domestic Segment

                                                        Three Months Ended            Six Months Ended
                                                             August 31                    August 31
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Store expenses.......................................    $490.2     $494.3         $  957.9    $  945.3
General and administrative expenses..................      62.6       48.4            119.7        90.9
Remodel expenses.....................................        -          -                -          0.1
Relocation expenses..................................       0.3       16.5              2.3        18.4
Pre-opening expenses.................................       2.1        3.6              2.3         4.5
Interest income......................................      (4.5)      (3.2)           (10.6)       (5.3)
                                                       -----------------------     -------------------------
Total................................................    $550.7     $559.6         $1,071.6    $1,053.9
                                                       =======================     =========================

International Segment

                                                        Three Months Ended            Six Months Ended
                                                             August 31                    August 31
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Store expenses.......................................     $36.2      $32.1           $ 70.5       $38.6
General and administrative expenses..................      16.5        8.2             36.9         9.6
Interest income......................................      (0.3)         -             (0.5)          -
                                                       -----------------------     -------------------------
Total................................................     $52.4      $40.3           $106.9       $48.2
                                                       =======================     =========================

Selling, general and administrative expenses were 23.5 percent of total sales in the second quarter, compared with 25.2 percent of total sales in the same period last year. The domestic expense-to-sales ratio decreased 201 basis points, partially offset by a 31 basis point increase attributable to the international segment. The decrease in the domestic segment's ratio for the second quarter reflects the impact of decreased payroll and relocation expenses as well as the impact of the domestic sales increase.

The international segment's general and administrative expenses in the second quarter include $9.6 million in expenses associated with the brand transition in Canada, which resulted from the ongoing litigation with RadioShack(R).

Net Earnings (Loss) from Continuing Operations
The fiscal 2006 second quarter net earnings from continuing operations totaled $1.3 million, or 1 cent per share, compared with a net loss from continuing operations of $11.4 million, or 6 cents per share, for the second quarter of fiscal 2005. During this year's second quarter, costs associated with the brand transition in Canada amounted to three cents per share.

Financial Condition
At August 31, 2005, Circuit City had cash, cash equivalents and short-term investments of $677.8 million, compared with $953.8 million at August 31, 2004. The year-over-year change in the cash balance primarily reflects the use of $315.5 million to repurchase common stock.

Net-owned inventory decreased by $62 million year-over-year. Merchandise inventory increased to $1.67 billion from $1.64 billion last year driven by an increase in international segment inventory of $36 million. Accounts payable increased to $1.14 billion from $1.04 billion.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $800 million authorization. As of August 31, 2005, the company had repurchased 40.2 million shares under this authorization at a cost of $540.5 million. Of this total, repurchases during the second quarter totaled 5.7 million shares at a cost of $100.2 million.

Fiscal 2006 Outlook
Based on its performance during the first six months of fiscal 2006, the company updated its fiscal 2006 outlook.

The company expanded its range of expectations for total sales growth. The company now expects total sales growth of five to eight percent. The previous expectation was total sales growth of three to six percent.

The company expanded its range of expectations for domestic comparable store sales growth. The company now expects domestic comparable store sales growth from the low- to mid-single digit range. The company's previous expectation was comparable store sales growth in the low-single digit range.

The company reaffirmed its range of expectations for operating margin (earnings from continuing operations before income taxes as a percent of sales) of 1.3 percent to 2.3 percent.

The fiscal 2006 outlook is based on the following assumptions:
o continued sales growth in flat panel televisions, portable digital audio players, digital imaging and PC services
o    sales growth in the international segment
o    approximately 25 to 30 new and relocated Superstore openings
o    more effective advertising and promotions to drive traffic
o    an improved customer experience to increase the close rate
o    enhanced customer-encountered in-stock levels
o    continued growth in our Circuit City Direct business
o    a stable macroeconomic environment

The company expects future gross profit margin benefit from ongoing initiatives including sourcing, pricing and product transition management. Depending upon the competitive environments, the company expects to balance sales, gross profit margin and expense improvements to achieve its operating margin target.

"Our real estate team has a renewed focus and discipline towards our store revitalization program. Upon reviewing the planned fiscal 2006 Superstore openings, the team determined that some store openings would be delayed into fiscal 2007. As such, we have reduced the number of Superstore openings expected in fiscal 2006," said McCollough.

Domestic segment Superstore opening estimates are shown in the table below. The timing of store openings depends upon a number of factors and can change during the year. The company's previous expectation was 30 to 40 new and relocated Superstore openings.

Domestic Segment Superstore Opening Estimates

                                                            Q1          Q2        Q3        Q4        FY06
----------------------------------------------------------------------------------------------------------
Incremental Superstores..............................        0          5         10        1-4     16-19
Relocated Superstores................................        3          2          4        0-2      9-11
                                                             -          -          -        ---      ----
Total expected Superstore openings...................        3          7         14        1-6     25-30
                                                             =          =         ==        ===     =====

The company  expects  expenses  related to domestic  store  relocations to total approximately $8 million,  down from the previous  forecast of $17 million.  The change results from a decrease in the expected  number of relocations as well as
adjustments  to  the  estimated  lease   impairment   charges  of  the  specific
relocations.

For the year, stock-based compensation expenses are expected to total $26 million to $30 million.

Capital  expenditures,   net  of  landlord  reimbursements  and  sale  leaseback
transactions,  are  expected to total  approximately  $205  million.  This total includes  $120  million for  information  systems  and $55 million for  domestic relocations,  new store construction and store updates. Net capital expenditures of $18 million are anticipated for the international  segment.  Distribution and other expenditures are expected to total $12 million.

The company has delayed the start of the rollout of its upgraded point of sale system until early fiscal 2007. The company expects to complete the rollout in fiscal 2007.

Segment Performance Summary
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

Domestic Segment Second Quarter Performance Summary

                                                        Three Months Ended            Six Months Ended
                                                             August 31                    August 31
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Net sales and operating revenues.....................  $2,418.7     $2,258.7        $4,533.9     $4,331.4
Gross profit.........................................  $  560.1     $  545.0        $1,073.1     $1,031.1
Selling, general and administrative expenses.........  $  550.7     $  559.6        $1,071.6     $1,053.9
Net earnings (loss) from continuing operations.......  $    1.8     $  (14.8)       $   (5.3)    $  (20.4)

International Segment Second Quarter Performance Summary

                                                         Three Months Ended           Six Months Ended
                                                              August 31                   August 31
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Net sales and operating revenues.....................  $   143.0     $ 117.8        $  256.3     $  139.5
Gross profit.........................................  $    51.9     $  46.2        $   96.9     $   54.8
Selling, general and administrative expense..........  $    52.4     $  40.3        $  106.9     $   48.2
Net (loss) earnings from continuing operations.......  $    (0.5)    $   3.4        $   (6.5)    $    3.8

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through September 27. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 9177034. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At August 31, the domestic segment operated 616 Superstores and five mall-based stores in 158 U.S. media markets. At August 31, the international segment operated through 938 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com and at www.thesourcecc.ca.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(2) the company's ability to continue to generate strong sales growth through its Web site and to generate sales and margin growth through expanded service offerings, (3) the company's ability to drive gross margin improvement in the second half of the fiscal year, (4) the availability of real estate that meets the company's criteria for new and relocating stores, (5) the cost and timeliness of new store openings and relocations, (6) the impact to the average results from relocated and incremental stores as stores are added to the relocation base and incremental store base, (7) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (8) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (9) the ultimate outcome of the InterTAN litigation with RadioShack(R), (10) any associated costs, any change in competitive conditions, any business disruption or lack of customer acceptance resulting from the rebranding of InterTAN's RadioShack(R)-branded stores and dealer outlets in Canada, (11) the possibility of adverse changes in general economic conditions from higher energy prices and other widespread disruptions from the after-effects of Hurricane Katrina, and (12) the accuracy of the assumptions underlying the company's projected 2006 results as discussed under "Fiscal 2006 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2005, in the Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2005, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com .

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038





                CIRCUIT CITY STORES, INC.
          CONSOLIDATED STATEMENTS OF OPERATIONS
           PERIODS ENDED AUGUST 31 (UNAUDITED)
      (Amounts in thousands except per share data)

                                                                     Three Months                            Six Months
                                                                2005              2004                 2005                2004

NET SALES AND OPERATING REVENUES                           $    2,561,707    $    2,376,457      $     4,790,157    $     4,470,838
Cost of sales, buying and warehousing                           1,949,687         1,785,256            3,620,236          3,384,918
                                                            --------------    --------------      ---------------    --------------

GROSS PROFIT                                                      612,020           591,201            1,169,921          1,085,920

Finance income                                                          -                 -                    -              5,564

Selling, general and administrative expenses                      603,089           599,843            1,178,414          1,102,072

Stock-based compensation expense                                    6,702             8,443               10,029             14,397

Interest expense                                                      216               799                  611              1,149
                                                            --------------    --------------      ---------------     --------------

Earnings (loss) from continuing
    operations before income taxes                                  2,013           (17,884)             (19,133)           (26,134)

Income tax provision (benefit)                                        665            (6,468)              (7,372)            (9,484)
                                                            --------------    --------------      ---------------     --------------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                      1,348           (11,416)             (11,761)           (16,650)

NET LOSS FROM DISCONTINUED OPERATION                                    -              (507)                   -             (1,214)
                                                            --------------    --------------      ---------------     --------------

NET EARNINGS (LOSS)                                        $        1,348    $      (11,923)     $       (11,761)    $      (17,864)
                                                            ==============    ==============      ===============     ==============


Weighted average common shares:
       Basic                                                      179,057           195,350              181,893            197,390
                                                            ==============    ==============      ===============     ==============

       Diluted                                                    181,801           195,350              181,893             197,390
                                                            ==============    ==============      ===============     ==============


NET EARNINGS (LOSS) PER SHARE:
    Basic:
       Continuing operations                               $         0.01    $        (0.06)     $         (0.06)    $        (0.08)
       Discontinued operation                                           -                 -                    -              (0.01)
                                                            --------------    --------------      ---------------     --------------

                                                           $         0.01    $        (0.06)     $         (0.06)    $        (0.09)
                                                            ==============    ==============      ===============     ==============


    Diluted:
       Continuing operations                               $         0.01    $        (0.06)     $         (0.06)    $        (0.08)
       Discontinued operation                                           -                 -                    -              (0.01)
                                                            --------------    --------------      ---------------     --------------

                                                           $         0.01    $        (0.06)     $         (0.06)    $        (0.09)
                                                            ==============    ==============      ===============     ==============




                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                      August 31
                                                                          2005                        2004
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         601,983           $         953,808
Short-term investments                                                        75,834                           -
Accounts receivable, net                                                     113,903                      68,026
Merchandise inventory                                                      1,669,204                   1,636,993
Deferred income taxes                                                         24,445                           -
Income tax receivable                                                         10,800                           -
Prepaid expenses and other current assets                                     53,100                      46,885
                                                                     ----------------         -------------------

Total Current Assets                                                       2,549,269                   2,705,712

Property and equipment, net                                                  771,483                     735,253
Deferred income taxes                                                         87,049                      64,271
Goodwill                                                                     224,928                     208,316
Other intangible assets, net                                                  32,547                      31,696
Other assets                                                                  43,567                      35,654
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       3,708,843           $       3,780,902
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $       1,137,652           $       1,043,538
Accrued expenses and other current liabilities                               205,241                     194,386
Accrued income taxes                                                               -                      33,065
Deferred income taxes                                                              -                      14,094
Short-term debt                                                               16,848                       3,850
Current installments of long-term debt                                         1,442                      13,434
                                                                  -------------------         -------------------


Total Current Liabilities                                                  1,361,183                   1,302,367

Long-term debt, excluding current installments                                13,940                      11,979
Accrued straight-line rent and deferred rent credits                         238,678                     212,369
Accrued lease termination costs                                               88,716                      70,631
Other liabilities                                                             92,417                      83,818
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          1,794,934                   1,681,164
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  91,235                      97,592
Capital in excess of par value                                               562,057                     818,167
Retained earnings                                                          1,227,066                   1,174,472
Accumulated other comprehensive income                                        33,551                       9,507
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,913,909                   2,099,738
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       3,708,843           $       3,780,902
                                                                  ===================         ===================
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